EXHIBIT 99

  FOR IMMEDIATE RELEASE                      Contact:  Mr. Charles R.  Ofner
                                                              (713) 496-5000


        June 24,  1996,       Houston, Texas....Reading & Bates  Corporation
  (RB-NYSE) announced today that further negotiations with Elf Exploration Angola have resulted in a significant additional commitment for its deepwater semi, JIM CUNNINGHAM, over that previously disclosed. The Elf Angola program now consists of six firm wells estimated at 18 months, followed by another 18 months of firmly committed work. The total contract value for this estimated 36 month firm period now stands at approximately $117 million. The CUNNINGHAM will shortly enter a shipyard in the far east for an upgrade to 1400 meters water depth capacity in preparation for the contract, after which it will mobilize to Angola, with an estimated arrival in October 1996.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have been awarded this additional firm commitment by Elf Exploration Angola. Upon completion of the shipyard project, we believe the JIM CUNNINGHAM will be among the world's most capable and newest deepwater semisubmersible drilling units, able to carry out virtually all of the known programs in West Africa as well as being readily accessible to other deepwater markets, including the Gulf of Mexico, once the Elf program is completed."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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